EXHIBIT 23(a)



                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Registration Statement on Form S-3 of Virginia Commerce Bancorp, Inc. of our report, dated February 12, 2004, relating to the consolidated balance sheets of Virginia Commerce Bancorp, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2003, 2002 and 2001. We further consent to the reference to our Firm under the caption "Experts" in the prospectus forming a part of the Registration Statement.



/s/ Yount, Hyde & Barbour, PC



Winchester, Virginia
April 27, 2004